Exhibit 10.4

PROCESSING AND PRODUCTION OUTSOURCING CONTRACT

Party A:                            Hualan Dairy Plant, Bin County

Party B:                              Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

Under the principle of mutual support, mutual benefit and common development, Party A and Party B have entered into the following agreement regarding the outsourcing of the production and processing of Cactus Protein Nutrients by Party B to Party A:

1.               The term of cooperation will be 3 years: Party A shall process and produce the Cactus Protein Nutrients according to Party B’s requirements, and the processing fee will be RMB 12.00 Yuan/bottle. Party A will provide soy protein whose price shall be based on the market price prevailing at the time of production. Inspection reports (according to national standards) shall be issued and the products can only leave the factory after passing the quality inspection.

2.               After receiving the written order for processing from Party B, Party A shall give priority to the production and organize the production in strict compliance with the processing and technical specifications set out by Party B.

3.               The production of Cactus Protein Nutrients by Part A for Party B shall be carried out in compliance with the requirements of relevant national standards. Party A must use (according to Party B’s formula) all cactus materials provided by Party B, and the products delivered must have passed quality inspections according to national standards.

4.               Before Party B requests Party to start the processing of Cactus Protein Nutrient, Party B shall provide the quality requirements and technical specifications, and supply the raw materials and additives for the production of Cactus Protein Nutrients. Party A shall carry out the production in strict compliance with Party B’s quality requirements and technical specifications. If the production is not carried out according to Party B’s specifications, which renders the quality of the processed products not up to the standards, Party A shall be liable for any losses.

5.               Payment: Party A shall inform Party B of the completion of the production. Upon inspection and acceptance of Party A’s delivery, Party B shall make a lump sum payment for goods and the processing fee.

6.               Any other issues not included in this Contract shall be settled through negotiation between the two parties. This Contract is executed in two counterparts, one for each party. The Contract will enter into effect upon execution and seals of the both parties.

Party A: Hualan Dairy Plant, Bin County

Authorized Representative:                                              Liu Pengfei

[Seal:] Hualan Dairy Plant, Bin County

Party B: Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

Authorized Representative:                                              Zhou Lixian

[Seal:] Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

March 10, 2006